EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED
      ACCOUNTANTS AND ADVISORS
        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1, of CRC Crystal Research Corporation, of our report dated March 30, 2009 on our audit of the financial statements of CRC Crystal Research Corporation as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity and cash flows as of December 31, 2008, 2007 and from inception on March 22, 1993 through December 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
July 13, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501